Exhibit 99.1


Press Release

Columbia Laboratories Gives Notice of Breach of the Crinone License and Supply Agreement to Ares Trading S.A.

Columbia Reconfirms Crinone Product Release

LIVINGSTON, N.J.--(BUSINESS WIRE)--Nov. 30, 2001--Columbia Laboratories (AMEX:COB) today announced that it has served upon Ares Trading S.A. and Serono S.A. a Notice of Breach of the Crinone License and Supply Agreement and put Ares on notice that they must cure all breaches within 60 days, or the agreement will be terminated. Columbia further announced the release of three additional batches of Crinone 8% for marketing in all territories covered by the agreement, which fulfills all open supply commitments to Ares Trading.

In this Notice, the company sets forth, among other things, the following material breaches of the agreement against Ares Trading, Serono Inc. and Serono
S.A.: (1) failure to adequately market Crinone 4% and 8%, (2) failure to properly inform and appropriately process customer complaints regarding Crinone 4% and 8%, (3) failure to re-launch recently released Crinone 8% and (4) the purported rejection of the re-validated Crinone batches released to Ares on October 19, 2001. If the above-mentioned breaches are not resolved within 60 days, Columbia plans to terminate the License and Supply Agreement and market the product directly.

The company has successfully completed all testing and analysis required for release of Crinone as defined within the NDA and other regulatory files. These tests were conducted at the only approved facility for Crinone, PCI Laboratories, a division of Cardinal Healthcare, and confirmed that the viscosity issue leading to the recall of selected batches of Crinone in April of this year has been corrected. On Tuesday, the company received additional data, which re-confirmed that the product manufactured under the company's re-validation protocol continues to meet all product specifications including viscosity.

"Due to Serono's inappropriate rejection of and failure to market the re-validated batches of Crinone that were released to Serono on October 19, 2001, we have no other alternative but to proceed with this course of action," commented Fred Wilkinson, president and chief executive officer of Columbia Laboratories. "We intend to pursue all legal opportunities within the confines of the agreement to demand that Serono fulfills its obligations."

Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to research and development of women's health care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies. Columbia is also developing hormonal products for men and a buccal delivery system for peptides. Columbia's products primarily utilize the company's patented bioadhesive delivery technology.

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This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the successful revalidation of the Crinone manufacturing process, timely and successful completion of clinical studies, competitive economic and regulatory factors in the pharmaceutical and health care industry, the outcome of the Serono litigation, general economic conditions and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the Securities and Exchange Commission.


Contact:
Columbia Laboratories, Inc., Livingston
James Apostolakis, 212/588-1900
David Weinberg, 973/994-3999
or
In-Site Communications, Inc.
Lisa Carlton-Wilson, 212/759-3929









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